EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into on the date set forth below by and between Nautilus, Inc., a Washington corporation (the "Company" or "Employer"), and Becky Alseth ("Executive"). In consideration of the promises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. **Employment.** Executive is being hired as Vice President Marketing and Direct Channel, effective March 2, 2020. Executive shall (a) devote her entire professional time, attention, and energies to her position, (b) use her best efforts to promote the interests of Employer; (c) perform faithfully and efficiently her responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with her ability to perform her obligations hereunder. The Company understands that Executive may serve in various capacities for different non-profit, charitable endeavors from time to time. Any such non-profit charitable work that has the potential to interfere to any degree with Executive's services to the Company or where Executive shall be taking a substantially visible role in the organization must be approved by the Board of Directors prior to Executive performing such services. Executive shall report to the Company's Chief Executive Officer, and perform her job duties subject to his general supervision, advice and direction. Executive shall perform the duties normally associated with the position and/ or such duties as delegated and assigned by the Company's Chief Executive Officer.

Executive additionally agrees to abide by any pre-employment hiring procedures, the Company's Code of Business Conduct and Ethics, general employment guidelines or policies adopted by the Company such as those detailed in its handbook, as such guidelines or policies may be implemented and/or amended from time to time. In her capacity as a Company Officer, Executive shall be covered by the Company's Directors and Officers insurance policy as it is then in effect, while employed and thereafter consistent with the terms of the applicable insurance policy.

2. **Salary.** The Company shall pay Executive an initial annual base salary in the gross amount of Two Hundred Fifty Thousand Dollars ($250,000). Said salary shall be earned and paid in installments in accordance with the Company's existing payroll policies, and shall be subject to normal and/ or authorized deductions and withholdings. Executive shall be subject to an annual performance review by the Chief Executive Officer who, in his discretion, may increase but not decrease Executive's annual base salary.

3. **Short-Term Incentive/Bonus.** Executive shall be eligible to receive an annual bonus targeted at fifty percent (50%) of Executive's base salary earned in the applicable year. The amount of such bonus (if any) is determined at the discretion of the Company and based on the achievement of Company performance objectives and individual performance goals established by the Compensation Committee of the Board of Directors (the "Compensation Committee") in good faith consultation with Executive. The annual bonus shall be earned on the same basis as it is for other members of the Executive Team. Executive shall also be eligible to earn up to an additional 50% of Executive's target range if all performance objectives are exceeded, resulting in a potential maximum short-term incentive bonus amount of 75%) of Executive's annual base

salary. Additional information regarding this bonus program shall be available in the Short-Term Incentive Plan document. The Compensation Committee, in its sole discretion, shall determine whether Executive has earned a short-term incentive bonus and the amount of such bonus, and its determination shall be final and binding.

4. Long-Term Incentive. As an inducement grant and a material inducement for Executive to start Executive's employment with the Company, Executive shall be granted 25,000 restricted stock units that shall have terms substantially similar to the terms of the Company's 2015 Long Term Incentive Plan. These restricted stock units shall vest over 36 months with one-third vesting on the first anniversary of the grant and an additional one-third vesting on the second and third anniversary dates of the grant, subject to Executive's continued employment with the Company. Under the terms of the grant document, these restricted stock units shall vest in full in the event of a Change in Control (as defined below). Executive shall be eligible for additional Long-Term Incentive grants in 2020in the discretion of the Compensation Committee at the same time as the other Company executives.

5. Relocation Assistance. To assist with relocation to the Vancouver area, the Company shall pay to move Executive's household goods and automobiles from Montana to Vancouver in accordance with the Company's relocation policy. In addition, as part of the relocation package, the Company shall also provide Executive with temporary lodging for the first two months of employment with the Company, which shall include rent (apartment or extended stay) and the use of a car (if needed) when Executive is in Vancouver. Executive will also be provided the amount of $25,000 (less applicable taxes) for all other relocation related expenses.

6. Expenses. The Company shall reimburse Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by her in the performance of her duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

7. Benefits. Executive shall be entitled to four (4) weeks of Paid Time Off annually in accordance with the Company's policies. Upon satisfaction of eligibility criteria, Executive shall be eligible to receive employee benefits, if any, generally provided to its employees by the Company, including, if provided, medical, dental, life insurance, and 401(k). Such benefits may be amended or discontinued by the Company at any time.

8. Termination. The parties acknowledge that Executive's employment with the Company is "at will" and may be terminated by either party with or without Cause (as defined below). No one other than the Company's Board of Directors has the power to change the at-will character of the employment relationship. Executive's employment with the Company shall end on the earlier of (i) Executive's death or Disability; (ii) Executive's resignation with or without Good Reason; and (iii) termination by the Company with or without Cause. As discussed below, however, the various possible ways in which Executive's employment with the Company may be terminated shall determine the payments that may be due to Executive under this Agreement. As used in this Agreement, the terms below have the following meanings:

(a) Cause. As used in this Agreement, Cause means (i) Executive's indictment or conviction in a court of law for any felony that in the Company's reasonable judgment makes Executive unfit for continued employment, prevents Executive from performing Executive's duties or other obligations or adversely affects the reputation of Employer if Executive remained in her position; (ii) dishonesty by Executive related to her employment that has a material adverse effect on the Company; (iii) violation of a key Company policy, this Agreement or the Business Protection Agreement by Executive (including, but not limited to, acts of harassment or discrimination, use of or being under the influence of unlawful drugs on the Company's premises or while performing duties on behalf of the Company) that has a material adverse effect on the Company; (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the Company's Chief Executive Officer); (v) Executive's failure to perform minimum duties after warning and failure to correct to the Chief Executive Officer's reasonable satisfaction within thirty (30) days after written notice to Executive; (vi) Executive's competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Executive's direct or indirect benefit and the Company's detriment; or (vii) intentional or grossly negligent conduct by Executive that is significantly injurious to the Company or its affiliates after warning and failure to correct to the Chief Executive Officer's reasonable satisfaction within thirty (30) days after written notice to Executive.

(b) Good Reason. As used in this Agreement, Good Reason means the occurrence, without the consent of Executive, of any one or more of the following: (i) demotion to a position other than Vice President of Marketing or its equivalent, provided that any such demotion (x) shall only constitute Good Reason during the ninety (90) day period following the date of such demotion (after which it shall be deemed waived by Executive if prior thereto Executive has not exercised the right to resign for Good Reason) and (y) shall only constitute Good Reason if Executive gives written notice to the Company of her intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days of after such notice; (ii) reduction of Executive's Base Salary or Target Bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all of the members of the Company's Executive Team; or (iii) a material breach of this Agreement by Company that is not cured within ten (10) business days following written notice to the Company of any such breach; or (iv) a relocation of the Company's headquarters by more than 25 miles.

(c) Disability. As used in this Agreement, Disability means Executive's inability, due to illness, accident, or any other physical or mental incapacity, to perform the essential functions of her position, with or without reasonable accommodation, which inability lasts for not less than a period of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company's long-term disability policy applicable to Executive) during her employment with the Company. The parties agree that due to the importance of Executive's position with the Company, either an indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this section is intended to violate any federal or state law regarding medical leave or disability law.

(d) At-Will. As used in this Agreement, at-will termination shall mean a termination by the Company where it does not seek to establish Cause or Disability or by Executive where she does not seek to establish Good Reason. If Executive exercises her right to terminate her

employment, the Executive agrees to provide the Company with sixty (60) days' prior written notice of the termination of her employment (Notice of Termination). After receiving such Notice from the Executive, the Company retains the right to accept Executive's resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Executive's Notice of Termination. If the Company exercises its right to terminate Executive's employment without Cause, the Company shall provide Executive with fifteen (15) days' prior written notice of the termination of her employment (Notice of Termination). At the Company's discretion, Executive may be relieved of her duties and placed on paid administrative leave during any part of any notice period until the last day of her employment.

9. <u>Payments Upon Termination</u>.

(a) Upon termination of Executive's employment for any reason, Executive shall be entitled to (i) her salary accrued through the date of termination plus up to a maximum of two (2) weeks of accrued, unused PTO per Company policy; (ii) reimbursement of expenses properly incurred prior to the date of termination provided that Executive complies with the requirements of Section 7 in regards to submission of expenses; ; and (iii) any benefits payable upon termination of employment under any employee benefit plan or policy maintained by the Company (except for any severance plan or policy) (the "Accrued Benefits").

(b) Upon termination of Executive's employment under this Agreement by the Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Benefits, but in lieu of any further salary, bonus, or other payments for periods subsequent to the date of termination, the Company shall:

(i) Pay to the Executive severance equal to six (6) months of her base salary in effect at the date of termination. Such severance payment shall be made according to the Company's normal payroll process spread out equally over the severance period of six (6) months, commencing on the Company's first regular payroll date following the effective date of the Separation and Release Agreement described in Section 10(d) of this Agreement.

(ii) Continue, at its cost, the Company portion of the current medical and dental coverage elected by Executive as of the date of termination for the duration of the severance period. Executive shall be required to sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement and to pay any employee portion of the coverage.

(c) If the Company terminates the Executive's employment due to death, Disability, or for Cause or if the Executive terminates her employment without Good Reason, then the Company shall have no further payment obligations to Executive other than the Accrued Benefits.

(d) The severance benefits outlined in Section 13 shall not be owed and/or shall immediately cease if the Executive violates this Agreement, the Business Protection Agreement and/or fails to sign an effective Separation and Release Agreement in substantially the same form

as in Exhibit A and the Company shall be immediately relieved from its payment obligations under this Section and shall be entitled to recover any amounts paid under this Section.

10. Change in Control. In the event that a Change in Control (as defined below) of the Company closes during Executive's employment with the Company, if Executive remains an employee of the Company at the time that the Change in Control closes, the vesting of Executive's restricted stock units that are described in Section 4 shall be accelerated, such that one hundred percent (100%) of such unvested restricted stock units shall become vested, immediately prior to the closing of the Change in Control.

For purposes of this Agreement, Change in Control means either: (1) the sale, liquidation or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; (iii) any person or entity, including any "person" as such term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" as defined in the Exchange Act, of shares of the Company's Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; or (iv) the election of a majority of Directors to the Board of Directors who are nominated by any person or entity other than the Board of Directors in existence as of the date of this Agreement.

In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, the restricted stock units referenced in this Agreement shall be subject to adjustment by the Plan Administrator.

11. Return of Documents. Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Executive by the Company or used on the Company's behalf, or generated or obtained during the course of her employment shall remain the property of the Company. Upon termination of her employment or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the Company in her possession including, but not limited to, customer lists, contractors, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written. electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in her possession, remain under her control, or have been transferred to any third person by her.

12. Confidential Information/Non-Competition. By virtue of her employment, Executive shall have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Executive hereby agrees to enter into a Business Protection Agreement with the Company concurrent with her entry into this Agreement.

13. Separation and Release Agreement. As a precondition to receipt of the severance provided in Section 9 of this Agreement, Executive acknowledges and understands that she must

sign a Separation and Release Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Executive understands that she shall not be entitled to receive any severance payments under this Agreement until she executes and delivers the Separation and Release Agreement, and the revocation period set forth in the Separation and Release Agreement has expired and the Separation and Release Agreement has become effective.

14. Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Executive. Executive shall not assign this Agreement or any rights hereunder without the express written consent of the Company which may be withheld with or without reason. This Agreement shall bind and benefit any successor of the Company, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

15. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission; (ii) upon affirmative confirmation of receipt of email if delivered by email to Executive's personal email provided to the Company or by email to the Company at the email addresses listed below and to the Chairman of the Company's Board of Directors (an automatic "read receipt" does not constitute affirmative confirmation of receipt); (iii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iv) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683 Attention: Senior Vice President Law wbolio@nautilus.com Facsimile: 360.859.2511
To Executive:	Becky Alseth At the last address shown on the records of the Company 2930 Hannibal Street Butte, MT 59701 balseth@earthlink.net 415-793-4697 (mobile)

Executive shall be responsible for providing the Company with her current address. Either party may change its address for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten (10) business days.

16. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

17. **Entire Agreement.** This Agreement, including Exhibit A and the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company. This Agreement may be changed only by a written document signed by Executive and the Company's Chief Executive Officer or a member of the Board.

18. **Employment Guidelines.** Executive understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Executive agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.

19. **Governing Law/Jurisdiction/Venue.** This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A.) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

20. **Construction of Agreement.** In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and the Company participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

21. **Headings.** Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

22. **Execution.** This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

23. **Acknowledgment.** Executive acknowledges that she has read and understands this Agreement, that she has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that she accepts and signs this Agreement as her own free act and in full and complete understanding of its present and future legal effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

BECKY ALSETH	**NAUTILUS, INC.**
Becky L. Alseth ______________________	By:______________________
	Its:______________________
Date: 2/20/20 ______________________	Date:______________________

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Separation Agreement") is entered into on the date set forth below by and between Nautilus, Inc. ("Nautilus" or the "Company") and Becky Alseth ("Executive") in order to provide the terms of Executive's separation from the Company, and to resolve all issues in connection with Executive's employment with and separation from the Company.

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. **Separation.** The parties agree that Executive's separation from the Company is in the mutual benefit of both parties. Executive's employment with the Company shall cease on _______________, 20_____ (the "Separation Date"). All of employee's wages and benefits (except as otherwise provided in Executive's Employment Agreement and this Separation Agreement) shall cease as of the Separation Date.

2. **Wages.** On the next regular pay day after the Separation Date, the Company shall pay Executive her wages plus up to a maximum of two (2) weeks of accrued, unused PTO, less regular withholdings, earned through the Separation Date. Executive is legally entitled to and the Company shall pay Executive these amounts regardless of whether Executive signs the Separation Agreement.

3. **Consideration and Termination Benefits.** The purpose of this Separation Agreement is to resolve all potential disputes Executive may have with the Company. Executive, therefore, confirms and agrees that other than the payments described below, no other payments are due to her. All payments described below shall be subject to usual tax and other withholdings and deductions.

As consideration for Executive's promises under the Employment Agreement and this Separation Agreement, the Company shall provide Executive with the termination payments and benefits described in Section 10 of the Employment Agreement. Following Executive's signature on this Agreement, as long as Executive does not revoke this Agreement, the Company shall provide the payments and benefits described in Section 10 of the Employment Agreement within the time period(s) set forth therein.

Executive acknowledges and agrees that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by Executive pursuant to this Agreement. Executive agrees to pay federal, State, and local taxes, if any, that are required by law to be paid by Executive with respect to this Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise.

4. **Insurance Benefits.** Subject to Executive's Employment Agreement, all Executive's benefits shall cease as of the Separation Date, except that Executive may be eligible to continue insurance coverage on a self-paid basis under COBRA.

5. Waiver and Release of Claims. Upon execution of this Agreement by the Company, and in return for the benefits conferred by this Agreement and the Employment Agreement, Executive, on behalf of herself, her marital community, her heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit, and hold harmless Nautilus, including any of Nautilus's past or present parent, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Nautilus are collectively referred to as "Associated Persons"), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature, arising prior to the date of execution of this Agreement (collectively "Claims"). This release includes all Claims whether they are now known to Executive or are later discovered by Executive, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims that Executive has asserted, may have asserted, or hereafter may assert against Nautilus or Associated Persons that in any manner or fashion arise prior to the date of execution of this Agreement and arise from or relate to Executive's employment with Nautilus and/or the end of her employment with Nautilus.

This release includes, but is not limited to, any Claims that Executive might have for additional compensation, including without limitation any Claims for any past, current or future compensation, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that Executive might have under any federal, state and/ or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of1 964, the Post War Civil Rights Act of 1964, the Post War Civil Rights Acts (42 USC Sections 1981 1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that Executive may have as a result of filing any complaint, charge or other action before any administrative agency.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE SHE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT EMPLOYEE MAY HAVE AGAINST NAUTILUS AND ASSOCIATED PERSONS ARISING PRIOR TO THE EXECUTION OF THIS AGREEMENT.

Other than possible claims that arise after the date of execution of this Agreement, the only Claims excluded from this release are claims relating to breach or enforceability of this Agreement and her Employment Agreement, Executive's continuing right to indemnification under the Company's bylaws while employed and thereafter (as a Company Officer shall be covered by the Company's Director and Officer's insurance policy as it is then in effect), and Executive's right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, Executive understands and agrees that she is expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency claim. This waiver and release is effective to the full extent the law permits Executive to release individual claims.

6. Confidentiality. Executive agrees to keep the fact of and the terms and conditions of this Agreement, including payment, strictly confidential.

Unless mandated by proper subpoena or law, Executive shall not disclose the fact of or terms and conditions of this Agreement publicly or privately in any form or forum, by way of example and not limitation, this includes in-person and telephone conversations, email messages, text messages, and social media. Notwithstanding the foregoing, Executive may disclose information regarding this Agreement to her spouse or domestic partner, and where they are strictly providing services to her personally, her attorneys, mental health counselors and tax and financial advisors. In such cases, Executive shall take reasonable precaution to ensure that such information shall be protected within the letter and spirit of this Agreement. Executive agrees to instruct any person with whom she shares the information pursuant to this Paragraph to likewise keep confidential the fact of and terms and conditions of this Agreement. If they disclose the details, Executive agrees that a court can, and should, hold Executive personally responsible for their actions, regardless of whether Executive knew about them in advance.

7. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A.) or the United States District Court for the Western District, of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

8. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, bur this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and Nautilus participated jointly in the negotiation and preparation of this Agreement, and each party has obtained the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

9. Warranty of Exclusive Capacity to Execute Agreement. The parties warrant that no other person or entity has or has had any interest in the claims or causes of action referred to in this Agreement and that they have the sole right and exclusive authority to execute this Agreement and receive the consideration specified in it. Each of the parties shall defend and indemnify the other party released, should any other person or entity claim to have an interest in the claims or counterclaims described in this Agreement. The released party retains the right to direct and monitor the defense of any such claim.

10. Representation by Counsel. The parties warrant that they are represented by separate attorneys with respect to this Agreement and all manners contained in it, that their respective attorneys have fully advised them concerning their rights with respect to its execution and effects, and that they understand the same.

11. Headings. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

12. Execution. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any other electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

13. Voluntary Agreement. Executive acknowledges that she has the opportunity to consult with counsel of her choice and has read and understands the entire Agreement.

By signing this Agreement, Executive shall be releasing any claims she may have against Nautilus and Associated Persons, including any claims under the Federal Age Discrimination in Employment Act. Therefore, the Parties agree that Executive has up to twenty-one (21) days to consider this Agreement before signing it and that Executive may revoke this Agreement within seven (7) days after it has been signed. Any revocation must be delivered in writing to Wayne Bolio, SVP Law & Human Resources, within the seven-day revocation period. Only after the seven-day revocation period has passed shall this Agreement become effective.

WE, THE UNDERSIGNED, HAVE COMPLETELY READ THIS SEPARATION AND RELEASE AGREEMENT AND FULLY UNDERSTAND AND VOLUNTARILY ACCEPT IT.

BECKY ALSETH	**NAUTILUS, INC.**
______________________________	By: ______________________________
	Its: ______________________________
Date: ______________________________	Date: ______________________________